Exhibit 99.01
NEWS RELEASE 27680 Franklin Road Southfield, Michigan 48034
FOR IMMEDIATE RELEASE

Investor Contact:	Company Contact:
Deborah K. Pawlowski/James M. Culligan	Shannon Kubenez
Kei Advisors LLC	Director of Marketing
Phone: 716.843.3908/ 716.843.3874	Phone: 248.223.9160
Email: dpawlowski@keiadvisors.com/jculligan@keiadvisors.com	Email: skubenez@baggerdaves.com
Diversified Restaurant Holdings Expands its Buffalo Wild Wings®
Operations in Florida
Fort Myers location will be the Company’s 19th Restaurant
SOUTHFIELD, MI, June 4, 2010 — Diversified Restaurant Holdings, Inc. (OTCBB: DFRH) (“DRH” or “the Company”), the owner/operator and franchisor of the unique, full-service, ultra-casual restaurant and bar Bagger Dave’s Legendary Burgers & Fries® (“Bagger Dave’s”) and a leading franchisee for Buffalo Wild Wings® (“BWW”), announced today that it signed an agreement and is moving ahead with plans to open its sixth BWW store in Florida. This is the Company’s 19th location under its Area Development Agreement with Buffalo Wild Wings, Inc., in which it is required to operate a total of 38 BWW locations in Michigan and Florida by 2017.
The new restaurant will be part of The Forum at Fort Myers, located east of I-75, a 700-plus acre master-planned, mixed-use development featuring upscale shopping, dining, and entertainment along with residential and commercial space. Other co-tenants occupying space at The Forum include Bed, Bath & Beyond, Best Buy, Books A Million, Five Guys, Home Depot, Staples, Starbucks, Subway, and Target. Construction on the new store is expected to begin in August with a targeted opening date in November 2010. The Fort Myers store will be the Company’s third BWW restaurant opening in 2010. DRH previously announced new BWW stores in Marquette and Chesterfield, Michigan. The Marquette store is expected to open this weekend and the Chesterfield store has a planned August opening.
The Company also opened its third Bagger Dave’s store in Novi, Michigan, earlier this year and is evaluating the possibility of a fourth Bagger Dave’s opening in Michigan later this year.
Michael Ansley, President and CEO of DRH, commented, “Our recently executed $6 million development line of credit has afforded us the opportunity to enter the rapidly growing Fort Myers market as part of The Forum at Fort Myers. There are over 100,000 shoppers within a five-mile radius of The Forum and the average household income of the typical shopper at The Forum is estimated to be above $100,000. Looking ahead, we plan to evaluate other potential BWW locations in both Michigan and Florida and plan to continue the expansion of our Bagger Dave’s concept, both through corporate-owned locations and future franchise arrangements.”
About Diversified Restaurant Holdings
DRH is a leading BWW® franchisee, operates16 BWW restaurants (five in Florida and 11 in Michigan), and is the recipient of many franchise awards including the Highest Annual Restaurant Sales.
The Company also owns and operates its own unique, full-service, ultra-casual restaurant concept, Bagger Dave’s, which was launched in January 2008. The concept focuses on local flair with the interior showcasing historic photos of the city in which it resides. Bagger Dave’s offers a full-service, family-friendly restaurant and bar with a casual, comfortable atmosphere. The menu features freshly made burgers (never frozen), accompanied by more than 30 toppings from which to choose, fresh-cut fries, hand-dipped milkshakes, and a selection of craft beer and wine. Signature items include Sloppy Dave’s BBQ®, Train Wreck Burger®, and Bagger Dave’s Amazingly Delicious Turkey Black Bean Chili™. There’s also an electric train that runs above the dining room and bar areas. All current and future locations will be smoke-free. Currently, there are three locations in the state of Michigan. DRH has filed for rights, and has been approved, to franchise Bagger Dave’s in the states of Michigan, Indiana, and Ohio. An additional franchising filing in the state of Illinois remains open, pending review by the pertinent authorities. For more information, please visit www.baggerdaves.com

Diversified Restaurant Holdings Expands its Buffalo Wild Wings® Operations in Florida
June 4, 2010

DRH routinely posts news and other important information on its Web site at www.diversifiedrestaurantholdings.com.
Safe Harbor Regarding Forward Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.
Forward-looking statements are subject to risks, uncertainties, and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. Forward-looking statements are based upon the current beliefs and expectations of management. All statements addressing operating performance, events, or developments that DRH expects or anticipates will occur in the future, including but not limited to franchise sales, store openings, financial performance, and adverse developments with respect to litigation or increased litigation costs, the operation or performance of the Company’s business units, or the market price of its common stock are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. Actual results may vary materially from those contained in forward-looking statements based on a number of risk factors and uncertainties including, without limitation, our ability to operate in new markets, the cost of commodities, the success of our marketing and other initiatives to attract customers, customer preferences, operating costs, economic conditions, competition, the availability of financing for franchisees and the Company, and the impact of applicable regulations. These and other risk factors and uncertainties are more fully described in DRH’s most recent Annual and Quarterly Reports filed with the Securities and Exchange Commission. Undue reliance should not be placed on DRH’s forward-looking statements. Except as required by law, DRH disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.
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